UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2019

PACIRA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                        Entry into a Material Definitive Agreements.

On March 4, 2019, Pacira Pharmaceuticals, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MyoScience, Inc., a Delaware corporation (“MyoScience”), PS Merger, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, as the securityholders’ representative, pursuant to which Merger Sub will merge with and into MyoScience, with MyoScience surviving the merger as a wholly owned subsidiary of the Company (the “Acquisition”).

The initial aggregate consideration payable in exchange for all of the outstanding equity interests of MyoScience is approximately $120.0 million, subject to adjustment based on customary post-closing purchase price adjustment provisions and indemnification obligations of the securityholders of MyoScience (the “Securityholders”) after the closing of the Acquisition. The Merger Agreement contains customary representations and warranties, covenants and indemnification provisions for a transaction of this nature, including covenants regarding the operation of the business of MyoScience prior to the closing of the Acquisition. The Merger Agreement also contains certain termination rights for each of the Company and MyoScience, subject to the conditions set forth in the Merger Agreement.

Subject to the terms and conditions set forth therein, the Merger Agreement also provides for certain milestone payments to be paid to the Securityholders of up to an aggregate of $100.0 million (the “Milestone Payments”) in the event milestones relating to certain regulatory and commercial matters are achieved following the closing of the Acquisition.  In addition, at the option of the Securityholders, up to 50% of certain Milestone Payments achieved in 2020 may be payable in shares of common stock of the Company, subject to certain terms and conditions set forth in the Merger Agreement.

The closing of the Acquisition is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company expects to fund the purchase price of the Acquisition from cash on hand.

Upon the closing of the Acquisition, the Company intends to change its corporate name from Pacira Pharmaceuticals, Inc. to Pacira BioSciences, Inc. to better reflect the Company’s diversified business (the “Name Change”).

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or MyoScience, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Acquisition. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto, and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by other confidential materials delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company or MyoScience.

Item 8.01.                                        Other Events.

On March 5, 2019, the Company issued a press release relating to the Acquisition and the Name Change. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1†

Agreement and Plan of Merger, dated March 4, 2019, by and among Pacira Pharmaceuticals, Inc., PS Merger, Inc., MyoScience, Inc., and Fortis Advisors LLC, a Delaware limited liability company, as the securityholders’ representative.*

99.1	Press Release, dated March 5, 2019.

*                                         Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Company hereby undertakes to supplementally furnish copies of any omitted schedules to the Securities and Exchange Commission upon request.

†                                         Confidential treatment requested as to certain portions, which portions were omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIRA PHARMACEUTICALS, INC.

Date: March 5, 2019	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer and Secretary